Exhibit 10.7

                   2004 Ameren Executive Incentive Plan (EIP)
                               Ameren Corporation

                                  Officer Level


The Ameren Executive Incentive Plan (EIP) is intended to reward contributions to Ameren's shareholder value.

PLAN  PARTICIPATION
All applicable members of the Ameren Leadership Team are eligible to participate in the EIP.

PLAN FUNDING
Plan funding is the total amount of incentive money available to award. The plan is funded based on the achievement of Ameren Corporation's earnings per share
(EPS) for the plan year (achievement levels may be adjusted to reflect refunds and rate changes under regulatory sharing plans or other extraordinary one-time events). Three levels of EPS achievement will be established to reward participants for progress achieved in overall EPS performance. Achievement of EPS falling between the established levels will be interpolated. The three levels are defined as:

1. Threshold: This is the minimum level of corporate financial achievement for incentive awards to be available. Since the payment of incentives reflects a large cost to the organization, Ameren must achieve this level of EPS to justify the payment in respect to our owners, the shareholders.

2. Target: This is Ameren's targeted level of financial achievement. This is the level our shareholders and Wall Street expect Ameren to achieve.

3. Maximum: This level shares higher rewards in years of high financial success. This level will be very difficult to achieve, but in years of outstanding performance, executives will share in Ameren's success.

BONUS AWARD OPPORTUNITIES
Annual bonus award opportunity percentages are set by the Human Resources Committee of the Board of Directors.

PERFORMANCE COMPONENT WEIGHTINGS
There are two performance components (or measures) of the plan: EPS and Business Line KPIs/Individual. The performance components are the measures used to determine a bonus award pay-out. Each component is weighted. This weight indicates how much of the available funding will be available for each component.

The weightings for the 2004 plan are:
                             EPS                                         50%
                             Business Line KPIs/Individual               50%
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     EPS:  This  component  is the  corporate  level  of  measurement;  Ameren's earnings per share achievement. Fifty percent of the available bonus funds will be available for payment to each executive based on corporate success.

     Business Line/Individual: Each executive will have 50% of their available bonus determined by the success of their individual contributions. The success of their respective business line or function's compensation KPIs will be used as the basis of the assessment.

PLAN PAYMENT

Awards will be paid by 3/15/2005. The bonus award percentage will be based on each executive's base salary as of 12/31/2004. Payment will be prorated for participants who become eligible after 1/1/2004 or who retire, die or become disabled during 2004. The salary basis for those who retire, die or become disabled will be as of the date of retirement, death or disability. The Human Resources Committee of the Board of Directors will approve the final amount of payment upon recommendation of the CEO of Ameren Corporation.